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Shareholder Engagement Spring 2026

About this Presentation This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of March 27, 2026. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise. In this presentation, forward-looking statements can be identified by words such as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “plan,” “estimate,” “project,” “forecast,” “envision,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “preliminary,” “pro forma,” “strategic,” “initiative,” “target,” “outlook,” “optimistic,” “poised,” “positioned,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategies, goals, vision, mission, projections, intentions or expectations. Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include: California wildfires, including potential liability for damages regardless of fault and any inability to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054 and the wildfire fund continuation account established by California Senate Bill 254, rates from customers or a combination thereof; decisions, disallowances or denials of cost recovery, audits, investigations, inquiries, ordered studies, regulations, denials or revocations of permits, consents, approvals or other authorizations, renewals of franchises, and other actions, including the failure to honor contracts and commitments, by the (i) Comisión Nacional de Energía, California Public Utilities Commission (CPUC), U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, U.S. Internal Revenue Service, Public Utility Commission of Texas and other regulatory bodies and (ii) U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries where we do business; the success of business development efforts, construction projects, acquisitions, divestitures, and other significant transactions such as the planned sale of a portion of our equity interest in Sempra Infrastructure Partners, including risks related to, as applicable, (i) being able to reach a positive final investment decision, (ii) negotiating pricing and other terms in definitive contracts, (iii) completing construction projects or other transactions on schedule and budget, (iv) realizing anticipated benefits from any of these efforts if completed, (v) obtaining regulatory and other approvals and (vi) third parties honoring their contracts and commitments, including with respect to closing or post-closing payments; changes to our capital expenditure plans and their potential impact on rate base or other growth; changes, due to evolving economic, political and other factors, to (i) trade and other foreign policy, including the imposition of tariffs by the U.S. and foreign countries, and (ii) laws and regulations, including those related to tax and the energy industry in the U.S. and Mexico; litigation, arbitration, property disputes and other proceedings; cybersecurity threats, including by nation-state actors, of ransomware or other attacks on our systems, the energy grid or our other infrastructure, or the systems of third parties with which we conduct business; the availability, uses, sufficiency, and cost of capital resources and our ability to borrow money or otherwise raise capital on favorable terms and meet our obligations, which can be affected by, among other things, (i) actions by credit rating agencies to downgrade our credit ratings or place those ratings on negative outlook, (ii) instability in the capital markets, and (iii) fluctuating interest rates and inflation; the impact of efforts to increase affordability of U.S. utility customer rates on our ability to obtain cost recovery from applicable regulators, our capital expenditure and other growth plans and our ability to advance statewide policies; the impact on affordability of customer rates, cost of capital and operating margin due to (i) volatility in inflation, interest rates, commodity prices, tariff rates, and foreign currency exchange rates and (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of meeting the demand for lower carbon and reliable energy in California; the impact of climate policies, laws, rules, regulations, trends and required disclosures, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies, the risk of nonrecovery for stranded assets, and uncertainty related to emerging technologies; weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events, such as work stoppages, that disrupt our operations, damage our facilities or systems, cause the release of harmful materials or fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms or insurance or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power, natural gas and natural gas storage and transportation capacity, including disruptions caused by failures in the transmission grid or pipeline and storage systems or limitations on the injection and withdrawal of natural gas from storage facilities; Oncor Electric Delivery Company LLC’s (Oncor) ability to reduce or eliminate its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; and other uncertainties, some of which are difficult to predict and beyond our control.  These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on Sempra’s website, www.sempra.com. Investors should not rely unduly on any forward-looking statements. Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, nor are they regulated by the CPUC.

Strategic Positioning Our mission is to build America’s leading utility growth business, while continuing to achieve strong financial performance that drives long-term sustainable growth. $111B Total Consolidated Assets1 $58B Market Capitalization1 ~40M Consumers Served2 16th Consecutive Year Raising Dividend3 53% Debt-to-Total Capitalization1 Sempra See pages 41-43 of our 2026 proxy statement for more information on our business strategy Vision Delivering energy with purpose Mission Building America’s leading utility growth business Values Do the right thing, champion people, shape the future

2025 Value Creation Initiatives Our corporate strategy in 2025 centered on the five value creation initiatives described below, which are designed to continue simplifying our company’s business model, mitigating risk and improving financial strength. 1 Invest $13 billion this year prioritizing utility investments and improved returns Invested approximately $13 billion in capital expenditures Increased U.S. utility rate base from $50 billion to $57 billion1 Declared $1.7 billion in dividends on our common stock 2 Unlock value in our LNG franchise Signed definitive SI Partners equity interest sales agreement2 Reached positive FID at Port Arthur LNG Phase 23 Achieved mechanical completion at ECA LNG Phase 13 3 Sell non-core assets to simplify the business and reduce portfolio risk Entered into definitive Ecogas sales agreement2 4 Execute Fit for 2025 to reduce costs and improve productivity Modernized workforce composition Implemented new technologies improving efficiency 5 Continue community safety and operational excellence Secured California SB 254, improving financial safeguards for electric investor-owned utilities Named most reliable utility for 20th straight year at SDGE4 See page 5 of our 2026 proxy statement for more information on our 2025 Value Creation Initiatives

Experienced Director Nominees with Regular Refreshment We believe our board possesses robust breadth and depth of experience and qualifications to oversee the company’s business and long-term strategy. Andrés Conesa, Ph.D. Chair of Compensation and Talent Development Committee CEO, Grupo Aeromexico Jeffrey W. Martin Chairman of the Board, CEO and President Chair of the Executive Committee James C. Yardley Former Executive Vice President, El Paso Corp. Cynthia J. Warner Lead Independent Director Former President and CEO, Renewable Energy Group, Inc. Pablo A. Ferrero Chair of Safety, Sustainability and Technology Committee Independent Energy Consultant; Former CEO, Transportadora de Gas del Sur S.A. Michael N. Mears Chair of Corporate Governance Committee Former Chairman, President and CEO, Magellan Midstream Partners LP Jack T. Taylor Chair of Audit Committee Former COO-Americas and Executive Vice Chair, KPMG (U.S.) Richard J. Mark Former Chairman and President, Ameren Illinois Company Jennifer M. Kirk Chief Executive Officer and Director, Exubrion Therapeutics Kevin C. Sagara Former Executive Vice President, Group President, Sempra Anya Weaving Former Vice Chair and Managing Director, Global Natural Resources, Investment Banking, Bank of America Merrill Lynch We have a strong history of board refreshment designed to maintain balanced and varied board composition and tenure. See pages 28-33 of our 2026 proxy statement for our nominees’ full biographies New Director Since 2023

Board Demographics 64% of directors are women or people of color 82% of directors are independent from management2 All NYSE-required board committees are composed of 100% independent directors Board Tenure Average director tenure is 6.9 years Board Composition and Skills Facilitate Effective Oversight Track record of thoughtful refreshment has helped us compose a Board with the skills, experience, and diverse perspectives needed to oversee our evolving business.¹ Board Members’ Skills and Experience Board Independence See pages 26-27 of our 2026 proxy statement for more information on our board composition and directors’ skills Accounting and Finance Corporate Governance Cybersecurity Electric and/or Gas Utility Energy Industry Government, Regulatory and Public Policy Health and Safety Human Capital Management Infrastructure Development Investment Strategy / Capital Markets Risk Management Strategic Planning Sustainability Technology 10/11 10/11 4/11 5/11 7/11 8/11 7/11 8/11 9/11 10/11 10/11 6/11 5/11 82% 4 3 64% 9/11

Benefits of Allowing the Board to Select Its Optimal Leadership The board believes the shareholder proposal to require the separation of the CEO and Chair roles is unnecessary, as Sempra’s flexible leadership structure already drives effective oversight and strong performance. The board believes its flexible leadership structure is in the best interest of our company and our shareholders The board's flexible structure allows it to periodically re-evaluate leadership needs based on business conditions, director skills, and shareholder preferences Requiring an independent Chairman is not necessary to achieve effective oversight of our businesses The board regularly evaluates its leadership structure and believes the current structure, including our strong Lead Independent Director role, facilitates effective oversight The board conducts a robust annual evaluation of its leadership structure, including a review of company performance, board composition, and shareholder engagement When no independent Chairman is in place, Corporate Governance Guidelines require a Lead Independent Director with broad responsibilities, including presiding over executive sessions, approving board agendas, and engaging with major shareholders Sempra has achieved strong corporate performance under its existing board leadership structure Since implementing our current board leadership structure in 2012, the board has overseen the company’s execution of a disciplined capital recycling program that has enhanced shareholder value Sempra has achieved a CAGR of nearly 15% for our rate base and delivered total shareholder return of 303%, meaningfully outperforming the S&P 500 Utilities Index, over this period1 We have received positive shareholder feedback on our board leadership structure Shareholders voted on independent chair policy proposals at our 2019, 2020, 2022 and 2023 annual shareholders meetings, none of which were approved and received declining support over time (in terms of the percentage of votes cast) During our robust shareholder engagement efforts, the majority of shareholders (in terms of number of shares represented) expressed no preference for an independent Chair of the Board, including in light of the appointment of a Lead Independent Director with significant duties See pages 37-39 of our 2026 proxy statement for further detail on the proposal and our board’s response

2025 Executive Compensation Overview Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. Our pay mix aligns executive and shareholder interests by weighting compensation toward performance-based bonuses and long-term equity incentives, making most pay variable and tied to company performance. Pay Element Overview Base Salary Base salary is targeted to generally align to the median of our compensation peer group, which includes comparably sized general industry, utilities and energy peers Performance-Based Annual Bonus 80% ABP Earnings Provides an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties can easily understand 12% Safety Measures Promotes strong safety performance, including public safety, safe operations, and employee safety, critical to our infrastructure-intensive businesses 8% Responsible Business Practices Measures Promotes sustainable operations and strong governance MODIFIED IN 2025: Streamlined from 15 goals to 2 quantitatively measurable metrics directly focused on practices important to our operational success Long Term Equity-Based Incentives1 Performance-Based Restricted Stock Units (weighted at two-thirds, collectively) Relative TSR Performance-Based Stock Units (weighted at one-third), allocated as follows: 70% relative TSR vs. S&P 500 Utilities Index2 30% relative TSR vs. S&P 500 Index EPS Growth Performance-Based Restricted Stock Units (weighted at one-third), based on the 3-year CAGR of Sempra’s adjusted EPS relative to the 3-year adjusted EPS CAGRs of S&P 500 Utilities Index peers2 Stock Options or Service-Based Restricted Stock Units (weighted at one-third)3 Vest ratably over three years to focus on growth, retention and shareholder alignment 91% At-Risk Compensation 74% Long-Term Equity-Based Incentives 17% Performance-Based Annual Bonus 9% Base Salary CEO Target Total Direct Compensation See page 45 of our 2026 proxy statement for an overview of our executive compensation program

Pay Outcomes Strongly Linked to Company Performance Sempra S&P 500 Utilities Index S&P 500 Index The Compensation and Talent Development Committee thoughtfully designs our incentive plans to deliver payouts that align to our financial performance and pay-for-performance philosophy. Award Cycle Realized Payout 2014 – 2017 40% of target 2015 – 2017 40% of target 2016 – 2018 40% of target 2017 – 2019 151% of target 2018 – 2020 137% of target 2019 – 2021 89% of target 2020 – 2022 140% of target 2021 – 2023 163% of target 2022 – 2024 190% of target 2023 – 2025 35% of target Ten-Year Average 103% of target 35% payout for the 2023-2025 performance-based RSUs based on below-target TSR and EPS growth, demonstrating tight alignment of pay outcomes and actual performance over the cycle 10-year average realized payout for our long-term performance-based equity was 103% of target, with 5 years of above-target payouts and 5 years of below-target payouts – demonstrating the close long-term link between pay and performance See pages 48-50 of our 2026 proxy statement for more information on pay-for-performance alignment Robust Target Setting Process, Rigorous Targets The Committee sets challenging yet achievable incentive targets each year to drive strong performance and align executive and shareholder interests Targets are informed by the company's financial plans and strategies, accounting for macroeconomic, regulatory, and market conditions that vary year-to-year 2023-2025 Long-Term Equity-Based Incentives The Committee set a 2025 ABP Earnings target of $2,912 million, consistent with 2025 earnings guidance announced in February 2025 The 2025 target was lower than 2024 due to regulatory outcomes at Sempra California, higher expected costs and expenses and impacts of regulatory filings at Sempra Texas, and delays in the ECA LNG Phase 1 project at Sempra Infrastructure Given the lower target, the Committee widened the target-to-maximum range to $291 million (19% broader than 2024), and actual 2025 ABP Earnings of $3,154 million exceeded target Above-target achievement of 173% on our annual plan was driven by establishment of the UTM at Sempra Texas and enhanced optimization of transportation and supply contracts at Sempra Infrastructure, in addition to strong safety and responsible business outcomes 2025 Performance-Based Annual Bonus Plan

The board recommends that you cast your votes as follows at the 2026 Annual Shareholders Meeting. Proposal 1 FOR Election of Each of the Eleven Director Nominees Proposal 2 Proposal 3 Proposal 4 FOR Ratification of Appointment of Deloitte & Touche LLP FOR Advisory Approval of Executive Compensation AGAINST Shareholder Proposal Requesting an Independent Chairman We Request Your Support

Appendix Endnotes + Defined Terms

Endnotes

Slide 3: Strategic Positioning

1. As of December 31, 2025.
2. Based on U.S. utility consumers served across SDGE, SoCalGas, and Oncor. As of December 31, 2025.
3. The amount and timing of dividends payable for the remaining quarters of 2026 and in future periods and the dividend policy are at the sole discretion of the Sempra Board of Directors. Dividends may be in amounts that are less than projected.

Slide 4: 2025 Value Creation Initiatives

1. Reflects rate base at December 31, 2024 and 2025, respectively. For our California utilities, rate base of $29 billion and $32 billion for 2024 and 2025, respectively, is the value of assets on which each utility is permitted to earn a specified rate of return in accordance with rules set by regulatory agencies, which is calculated using a 13-month average in accordance with CPUC methodology as adopted in rate-setting proceedings. For our Texas utilities, rate base of $21 billion and $25 billion for 2024 and 2025, respectively, reflects a percentage of the total rate base of each utility based on our ownership interests in these businesses and represents total invested capital, as adjusted in accordance with rules of the PUCT, at the end of the previous calendar year as reported to the PUCT on an annual basis.
2. Ecogas is our natural gas distribution utility in Northern Mexico. The sales of Ecogas and a portion of our equity interest in SI Partners are subject to closing conditions.
3. The ability to complete major construction and development projects is subject to a number of risks and uncertainties.
4. Our subsidiary SDGE received the ReliabilityOne Award for Outstanding Reliability Performance in the Western Region by PA Consulting.

Slide 6: Board Composition and Skills Facilitate Effective Oversight

1. Board independence, tenure, diversity and areas of expertise reflect board composition as of March 27, 2026.
2. As a former officer of Sempra, Mr. Sagara will not be considered independent under New York Stock Exchange independence standards until December 1, 2026.

Slide 7: Benefits of Allowing the Board to Select Its Optimal Leadership

1. The board adopted revisions to our bylaws and Corporate Governance Guidelines on September 12, 2012 to implement our current board leadership structure. As a result, total shareholder return was calculated for the period from September 12, 2012 through December 31, 2025, and rate base CAGR, which can only be calculated on an annual basis, was calculated for the period from December 31, 2012 through December 31, 2025.

Slide 8: 2025 Executive Compensation Overview

1. The term “long-term equity-based incentives” refers to the annual long-term incentive plan awards granted on January 2, 2025.
2. Refers to the companies constituting the S&P 500 Utilities Index, excluding water companies.
3. The 2025 annual long-term incentive plan award for Messrs. Martin and Bird and Ms. Sedgwick did not include service-based restricted stock units, and the 2025 annual long-term incentive plan award for Mss. Winn and Day did not include stock options.

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ABP Earnings earnings for annual bonus plan purposes NYSE New York Stock Exchange CAGR compound annual growth rate Oncor Oncor Electric Delivery Company LLC CEO chief executive officer PUCT Public Utility Commission of Texas COO chief operating officer RSU restricted stock unit CPUC California Public Utilities Commission SB Senate Bill ECA Energía Costa Azul, S. de R.L. de C.V. SDGE San Diego Gas & Electric Company Ecogas Ecogas México, S. de R.L. de C.V SI Partners Sempra Infrastructure Partners, LP EPS earnings per common share SoCalGas Southern California Gas Company FID final investment decision TSR total shareholder return LNG liquefied natural gas UTM Unified Tracker Mechanism Defined Terms